UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2007

iMergent, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32277	87-0591719
(Commission File Number)	(IRS Employer Identification No.)

754 East Technology Avenue
Orem, Utah	84097
(Address of Principal Executive Offices)	(Zip Code)

(801) 227-0004
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

On March 21, 2007 the United States District Court for the Central District of Utah entered an order which held that the suit filed by iMergent, Inc. (“Company” ) attempting to declare the Utah Business Opportunity Statute  Unconstitutional as applied to the Company was not “ripe” and should therefore be dismissed.

The Company previously filed the action in response to the State of Utah Division of Consumer Protection (“Division”) administrative proceeding seeking to require the Company to register as a seller of business opportunities. The Company alleged that the action by the Division violates Federal Statutes and raised certain Constitutional issues, including whether the action filed by the Division violates the Due Process Clause of the United States Constitution. The District Court did not rule on the merits of the claims filed by the Company, but determined that the case is not “ripe” for review as there has been no determination made by the Division, and the Company has not exhausted its remedies in Utah State court. Consequently, the suit is not considered ripe and was therefore dismissed.  The Company is not restricted from re-filing the action should the matter become “ripe” for review by the Federal Court.

The Company and the Division have a recent agreement which confirms that if there is an adverse ruling by the Division hearing officer (a Division employee), the Division agrees to stay, and not otherwise enforce, the terms of such a ruling until such time as the Company has exhausted all administrative and judicial review. No time limitation has been imposed on the period of judicial review. There is no restriction on the Company continuing to conduct business.

The Company contends that it is not a seller of Business Opportunities, and further that it is not subject to regulation by the Division as the Company does not hold seminars in the State of Utah. The Company further contends that the action by the Division is improper since on November 15, 2003, the Company agreed with the Division that the Company was not required to register as a seller of business opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMERGENT, INC.

/s/ Robert Lewis
By: Robert Lewis, Chief Financial Officer
Date: March 22, 2007